Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 10, 2013	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2013, of $1,354,933 or $0.28 per share compared to $1,267,351 or $0.26 per share for the third quarter of 2012.  Year to date earnings for 2013 were $3,635,055 or $0.74 per share compared to $3,253,392 or $0.65 per share a year ago.

Total assets at September 30, 2013 were $564,094,499 compared to $575,738,245 at year end and $562,011,955 at September 30, 2012.  Although total assets are down from year end, loans increased by $15,378,356, funded mostly by decreasing cash and selling lower yielding securities.

President and CEO Stephen Marsh commented on the Company’s performance:  “The shift from lower-yielding assets to loans has helped to minimize margin compression in this low rate environment, resulting in net interest income of $4,787,710 for the quarter compared to $4,543,690 for the same quarter in 2012 and $14,327,407 year to date compared to $13,256,365 for the nine month period last year.  Net income before taxes for the third quarter was $1,719,039 compared to $1,270,885 for the third quarter in 2012, and due to a higher level of tax credits taken in 2012 in the amount of $545,228, net income was $1,354,933 and $1,267,351 for the quarters ended September 30, 2013 and 2012, respectively.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable November 1, 2013 to shareholders of record as of October 15, 2013.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.